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                                                                 Exhibit 11


                                  KOLLMORGEN CORPORATION
                              COMPUTATION OF PER SHARE EARNINGS
                       (Dollars in thousands, except per share amounts)


                                               For the                  For the
                                          Three Months Ended       Nine Months Ended
                                            September 30,             September 30,
                                              -------------------      -------------------
                                   1994      1993       1994      1993
                                 --------  --------   --------  --------
Net income (loss)                $   175   $ 1,672    $ 2,181   $ 2,247
Less preferred stock dividends
    and accretion of discount       (581)     (581)    (1,743)   (1,743)
                                 --------  --------   --------  --------
Earnings (loss) applicable to
    primary common shares           (406)    1,091        438       504

Number of shares:
  Weighted average number of
    shares outstanding             9,640     9,633      9,640     9,633
                                 --------  --------   --------  --------
Earnings (loss) per common share $ (0.04)   $ 0.11     $ 0.05    $ 0.05
                                 ========  ========   ========  ========


See accompanying notes to consolidated financial statements.
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